Exhibit 7
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	IFRS
	Excl.
	32/39		IFRS		IFRS		IFRS		IFRS
	2004	2004	2005		2006		2008		2009
Total interest expense from the banking operations	16,739	16,707		39,109		49,978		85,969		67,475
Other interest expenses	1,018	1,019		969		1,016		978		716
Interest credited on investment contracts and universal life-type contracts (FAS 97)	3,809	3,809		5,453		5,084		(709)		(1,336)

Total interest expense	21,566	21,535		45,531		56,078		86,238		66,855

Capitalized interest during construction	2	—		—		2		1		98

Total Charges	21,568	21,535		45,531		56,080		86,239		66,953

Dividend in preference shares	14	14		—		—		—		—
Dividend in preference shares — TIER1 capital	131	136		—		—		—		—

Total Charges inclusive Dividend in preference shares	21,713	21,685		45,531		56,080		86,239		66,953

Pre tax profit	8,009	7,740		8,894		9,940		(1,486)		(1,525)
Total interest expense	21,566	21,535		45,531		56,078		86,239		66,855
Losses from investments accounted under the equity method	(7)	(7)		(3)		(3)		(469)		(582)

Total	29,568	29,268		54,422		66,015		84,284		64,748

Earnings to Fixed Charges:
Including Interest on Deposits	1.37	1.36		1.20		1.18		0.98		0.97
Earnings to Combined Fixed Charges and Preferred Stock Dividend:
Including Interest on Deposits	1.36	1.35		1.20		1.18		0.98		0.97